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                                                                   EXHIBIT 10.47


NOTE: THE MATERIAL HEREIN MARKED BY BRACKETS AND AN ASTERISK HAS BEEN DEEMED CONFIDENTIAL BY SCIENTIFIC GAMES HOLDINGS CORP. AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                    INSTANT LOTTERY TICKETS SUPPLY AGREEMENT

THIS AGREEMENT is made as of the date of signature by the parties.

                                    BETWEEN

SCIENTIFIC GAMES INC., a company incorporated in the State of Delaware, U.S.A., the principal office of which is at 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30201, U.S.A. ("Contractor");

CAMELOT GROUP PLC, a company incorporated in England and Wales (registered no 2822203), the registered office of which is at Magdalen House, Tolpits Lane, Watford WD1 8RN ("Camelot"); and

THOMAS DE LA RUE LIMITED, a company incorporated in England and Wales (registered no. 720284) the registered office of which is at 6 Agar Street, London WC2A4DE ("TDLR").

                                    WHEREAS

In connection with Camelot's operation of the UK National Lottery, the parties desire to enter into this Agreement by which the Contractor will become the exclusive supplier of instant tickets to Camelot for the term of this Agreement on the terms and conditions herein contained, and TDLR will provide advisory services if Camelot so requests.

In consideration of the covenants herein contained IT IS AGREED as follows:

1.        INTERPRETATION

         1.1     In this Agreement:

         "Act"                             means the Companies Act 1985;

         "Agreement"                       means this agreement and any
                                           schedules thereto and any other
                                           document referred to therein which
                                           is expressly stated to form part of
                                           this agreement;

         "Business Day"                    means any day (other than a
                                           Saturday) when clearing banks in
                                           London and New York are open for the
                                           transaction of normal business;

         "Change Order"                    means the change described in Clause
                                           23;

         "Group Undertaking"               means, in relation to a company, a
                                           company which is a parent
                                           undertaking or subsidiary
                                           undertaking of that company or a
                                           subsidiary undertaking of any parent
                                           undertaking of that company, for the
                                           time being;

         "Insolvency Event"                means, in relation to the Contractor,
                                           any of the following events:



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                                        (a)       an order is made by a court of
                                                  competent jurisdiction, or a
                                                  resolution is passed, for the
                                                  winding-up of such party
                                                  (otherwise than a members'
                                                  voluntary winding-up in the
                                                  course of a reorganisation or
                                                  restructuring) or any
                                                  analogous proceeding or
                                                  action is taken; or

                                        (b)       a petition is presented to a
                                                  court of competent
                                                  jurisdiction for an order for
                                                  the administration of, or an
                                                  application is made for
                                                  analogous proceedings in
                                                  respect of, such party; or

                                        (c)       a manager, receiver,
                                                  administrative receiver,
                                                  liquidator, administrator,
                                                  trustee or other similar
                                                  officer is appointed over the
                                                  whole or a substantial part
                                                  of the undertaking, property
                                                  or assets of such party; or

                                        d)        any encumbrancer takes
                                                  possession of the whole or
                                                  substantial part of the
                                                  undertaking, property or
                                                  assets of such party; or

                                        (e)       such party stops payment or
                                                  threatens to stop payment of
                                                  its obligations generally or
                                                  cease to carry on its
                                                  business or a substantial
                                                  part thereof (except for the
                                                  purpose of a reconstruction
                                                  or amalgamation approved by
                                                  the other party); or

                                        (f)       such party convenes a meeting
                                                  of its creditors or makes or
                                                  proposes any arrangement or
                                                  composition with, or any
                                                  assignment for the benefit
                                                  of, its creditors; or

                                        (g)       a petition is presented for a
                                                  bankruptcy order against such
                                                  party, or such party being an
                                                  individual, has an interim
                                                  order made against him
                                                  pursuant to section 251 of
                                                  the Insolvency Act 1986,
                                                  makes an arrangement or
                                                  compounds with his creditors
                                                  generally, applies for an
                                                  interim order under section
                                                  253 of the Insolvency Act
                                                  1986 in connection with a
                                                  voluntary arrangement under
                                                  the Insolvency Act 1986 or is
                                                  made the subject of analogous
                                                  proceedings or makes
                                                  analogous arrangements or
                                                  applications in any
                                                  jurisdiction; or

                                        (h)       such party is dissolved or
                                                  ceases to exist; or

                                        (i)       any other similar proceedings
                                                  to any of the above (a) to
                                                  (h) are effected in any
                                                  jurisdiction in relation to
                                                  the Contractor.





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         "Intellectual Property
         Rights" means any intellectual property rights of any nature whatsoever existing in the United Kingdom or elsewhere, including, without limitation, patents, trade marks, service marks, registered designs, applications for any of the foregoing, copyright rights in designs, inventions, confidential information and know how;

         "Lottery"                         means the National Lottery as
                                           defined in the National Lottery Act;

         "National Lottery Act"            means the National Lottery etc. Act
                                           1993 as modified or reenacted or
                                           both from time to time thereafter
                                           and any subordinate legislation made
                                           thereunder;

         "OFLOT" means the office of the Director General of the National Lottery, appointed under the National Lottery Act and/or the Director General himself;

         "Promotion Licence"               means any licence current from time
                                           to time under Section 6 of the
                                           National Lottery Act to promote
                                           lotteries;

         "Running Licence"                 means the Licence current from time
                                           to time under Section 5 of the
                                           National Lottery Act to run the
                                           Lottery;

         "Specification"                   means:

                                           (a)    the detailed specification for
                                                  Tickets whether for general
                                                  use in the Lottery or for a
                                                  specific Lottery game
                                                  operated by Camelot pursuant
                                                  to a Promotion Licence and
                                                  agreed by Contractor in
                                                  relation to each Lottery game
                                                  (being the Working Papers for
                                                  each such game) as set out on
                                                  Schedule 1;

                                           (b)    any modification and
                                                  supplements to any of the
                                                  above documents agreed by the
                                                  parties and (if required)
                                                  approved by OFLOT;

                                           (c)    any modifications and
                                                  supplements to any of the
                                                  above documents arising from
                                                  a Change Order;

                                           provided that, in the event of
                                           conflict, the modifications and
                                           supplements referred to in (c) shall
                                           prevail over document (b), which
                                           shall in turn prevail over document
                                           (a);

 "Territory"                               means the United Kingdom and such
                                           other countries jurisdictions or
                                           areas as may be specified by OFLOT
                                           from time to time;





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         "Tickets"                      means such instant or scratch off
                                        Lottery Tickets for use in the
                                        National Lottery which comply with
                                        the Specification;


         "Working Papers"               means the papers agreed between the
                                        Contractor and Camelot for each game
                                        and the agreed Working Papers shall
                                        constitute the Specification for
                                        that game.

         "Year" means each consecutive period of twelve (12) months during the currency of this Agreement, beginning on the date of this Agreement, and each anniversary thereof.

         1.2     In this Agreement, a reference to:

                 1.2.1 (subject to Clause 1.4) a statutory provision includes a reference to:

                          (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and
                          (b) any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

                  1.2.2 persons includes a reference to any body corporate,
                        unincorporated association or partnership;

                  1.2.3 a person includes a reference to that person's legal representatives or successors;

                  1.2.4 a Clause, party or Schedule, unless the contrary is
                        indicated, is a reference to a clause or a party or schedule to this Agreement.

         1.3 Words and expressions contained in this Agreement which are not defined in Clause 1.1 or elsewhere in this Agreement have, unless the contrary is indicated, the same meaning as in or, if the definition of the relevant word or expression is changed therein, the Running Licence.

         1.4 Subject to Clause 1.3, words and expressions contained in this Agreement which are not defined in Clause 1.1 or elsewhere in this Agreement have, unless the contrary is indicated, the same meaning as in the Act, but excluding any statutory modification to the Act not in force at the date of this Agreement.

         1.5. The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the Schedules.

         1.6 Except to the extent that the context requires otherwise, any reference in this Agreement to this Agreement, the Running Licence or any other agreement or document is a reference to this Agreement or, as the case may be, the Running Licence, the relevant agreement or document as from time to time amended, supplemented or novated and includes a reference to any document which amends, supplements or novates this Agreement or, as the case may be, the relevant agreement or document.





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         1.7     The headings of this Agreement shall not affect the
                 interpretation of this Agreement.

2.       TERM AND CONDITIONS PRECEDENT

         2.1 This Agreement is conditional upon the continuing approval by OFLOT of the identity of the Contractor. In the event that the approval of OFLOT shall not be forthcoming, this Agreement shall terminate and Camelot shall have no liability in respect of such non-approval and termination. All and any costs, expenses and other outgoings incurred by the Contractor prior to approval by OFLOT shall be for the Contractor's own account.

         2.2 This Agreement is conditional upon the Contractor having provided and continuing to provide the appropriate Schedule 10 declarations as required by OFLOT.

         2.3 Subject to the earlier termination provisions of Clause 24 hereof, this Agreement shall commence on the date of signature by the parties and shall continue until 31 December 1997. Thereafter (upon the written agreement of Camelot and the Contractor to extend this Agreement which (if given) shall be given not later than 30 September in each relevant Year), this Agreement shall be extended from Year to Year upon the terms and conditions herein contained until expiry or earlier termination of Camelot's Running Licence.

3.       SUPPLY OF TICKETS

         3.1 The Contractor shall supply instant lottery Tickets to Camelot in accordance with the Specification set out in Schedule 1 and in the quantities required by Camelot set out in Schedule 2, which shall be set out in the Working Papers for each game. Separate purchase orders shall be issued for each game. A signed Working Paper is Camelot's agreement to issue such a purchase order.

         3.2 The Contractor acknowledges that time is of the essence in performing its obligations pursuant to this Agreement.

4.       DELIVERY, CARRIAGE, INSURANCE AND CUSTOMS DUTIES

         4.1 Tickets shall be shipped from the Contractor's printing facility to Camelot's Northampton, England warehouse in accordance with the delivery schedules set forth in the Working Papers for each game. The Contractor shall pay total shipping costs and insurance to Camelot's Northampton Warehouse. Camelot shall pay V.A.T. and customs duty.

         4.2 The data processing tapes produced by the Contractor for the high and low tier validation files for each game, full accounting and inventory records for each game and the ticket validation tapes for each game shall be shipped from the Contractor's printing facility to Camelot's headquarters in Watford, England. The Contractor shall pay total shipping costs and insurance. Camelot shall pay V.A.T. and customs duty.

         4.3 The Contractor shall make available the Tickets in accordance with the delivery schedule agreed by Camelot provided that if Camelot requires any consignments of Tickets to be stored other than in bulk storage the Contractor shall be entitled to charge Camelot an additional charge for storage.





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         4.4     The Contractor warrants to Camelot that all consignments of
                 Tickets shall be delivered by the date specified in Schedule
                 2. In the event of any delay the Contractor shall be liable to pay liquidated damages at the rate of 1% per day or part day of delay of the price of the Tickets as specified in
                 Schedule 2 which have not been delivered and such liquidated damages shall accrue from the date on which delivery should have been made until delivery is actually made provided that if the delay in delivery of any consignment exceeds 30 days Camelot shall be entitled to terminate this Agreement immediately by notice in accordance with Clause 24.2.1. Camelot shall be entitled to offset any liquidated damages against any sum which it may owe to the Contractor. The parties acknowledge that the calculation of liquidated damages is a genuine pre-estimate of the loss and damage which Camelot may suffer as a result of late delivery.

         4.5 The Contractor shall, at its own cost, obtain and maintain in force for the duration of this Agreement an on demand irrevocable performance bond or bank guarantee in the amount of Five Hundred Thousand Pounds Sterling (L.500,000). The performance bond or bank guarantee shall be provided by a prime London bank or insurance company acceptable to and in a form acceptable to Camelot and shall entitle Camelot to call the performance bond or bank guarantee on first written demand in the event of Camelot certifying to the bank or insurance company that the Contractor is in default of its obligations hereunder, subject to the provisions of Clause 25 below.

         4.6 For the purposes of the Contractor's obligations hereunder, the Contractor shall obtain at its own cost, and maintain in force for the duration of this Agreement insurances of the type and with the extent of cover specified in Schedule 3. Insurance shall be provided only by prime, reputable insurance companies acceptable to Camelot.

         4.7 In relation to each insurance policy specified in Schedule 3 so obtained, the Contractor shall procure that:

                 (a) each insurer provides detailed certificates of insurance cover before either the Contractor starts to perform any of its contractual obligations or within 30 days of the Agreement being executed by both parties, whichever date is the sooner;

                 (b) all policies of insurance so obtained waive rights of subrogation against Camelot; and

                 (c) each insurer shall notify Camelot in writing not less than 30 days before the cancellation or termination date in respect of each policy of insurance underwritten by the insurer.

5.       PRICE, TERMS OF PAYMENT AND TICKET REQUIREMENTS

         5.1 In consideration of the Contractor supplying Camelot with the Tickets in accordance with this Agreement, Camelot shall pay the Contractor the price calculated in accordance with
                 Schedule 2, including the options described therein. All prices stated therein include delivery and insurance to Camelot's Northampton warehouse via seafreight and overland truck but are exclusive of V.A.T. and customs duty. Camelot shall pay V.A.T. and customs duty.





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         5.2     All sums payable by Camelot to the Contractor in respect of the price for Tickets shall be paid within sixty (60) days of delivery to Camelot's Northampton warehouse or receipt of invoice, whichever is the later. Camelot shall be entitled to a discount of 1.1% for payment within seven (7) days of delivery or receipt of invoice, whichever is the later. Camelot shall pay a late charge of 0.5% per month for payments more than sixty (60) days following delivery or receipt of invoice, whichever is the later, provided that all payments shall be made within one hundred twenty (120) days of delivery or receipt of invoice, whichever is the later.

         5.3 If, in any of Camelot's financial years, sales by Camelot of instant tickets manufactured under this Agreement exceed
                 L.1.43 billion (L.1,430,000,000), Camelot shall pay the Contractor a sum attributed to the Contractor's marketing advice. This sum shall be calculated by multiplying L.0.30 per 1,000 tickets sold by Camelot in excess of L.1.43 billion and if due, shall be paid by Camelot in a lump sum within 30
                 days of the end of the financial year.   Camelot's auditor's
                 report confirming the amount of instant tickets sold shall be conclusive in the absence of manifest error.

          5.4 In the event that the parties agree to extend this Agreement in accordance with the provisions of Clause 2.3, the ticket prices as set forth in Schedule 2 (and which have two components, a printing price and a freight price) shall be reviewed with effect from 1st January 1998 (the Effective
                 Date) and 1st January in each year thereafter and shall be increased or decreased, as the case may be, in the following manner.

                 Paper costs (which it is agreed represent 35% of the ticket printing price) will be increased or decreased, as the case may be, from the Effective Date by reference to the increase or decrease in the US Producer Price Index for Paper in the preceding year.

                 The balance of the 65% of the ticket printing price will be increased or decreased, as the case may be, from the Effective Date by reference to the increase or decrease in the US Producer Price Index in the preceding year provided that the effect of the US Producer Price Index on the 65% proportion of the price shall not exceed 3%.

                 Freight costs will be increased or decreased, as the case may be, from the Effective Date by the actual increase or decrease in such costs in the preceding year.

         5.5 In accordance with the requirements of Clause 7.1(c)(iv), the Contractor shall obtain the prior written approval of Camelot before producing Tickets for Camelot with "new technology." For the purposes of this Clause, "new technology" means a major innovation or enhancement in the manner of production or in the materials used for the production of instant lottery tickets which results in tickets that are in Camelot's reasonable opinion materially different from those produced before. With respect to tickets produced with new technology which, in Camelot's sole opinion, are unsuitable for its operation, there shall be no obligation upon Camelot to accept such tickets.





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         5.6     The pricing provided by Contractor to Camelot in this
                 Agreement is based upon Camelot's purchase of all of its instant lottery ticket requirements from the Contractor from and after the date of signature by the parties. Camelot agrees that it shall purchase its instant lottery Tickets exclusively from the Contractor from and after the date of signature of the parties, provided that Camelot's existing commitments to Pollard Banknote Limited to print "Go For It" in May 1996 (26,000,000 tickets) and "Scratch of the Day" in June 1996 (80,000,000 tickets) for an aggregate total of 106,000,000 tickets will be honoured. All instant lottery ticket purchases by Camelot shall be shown on Camelot's auditor's report provided to Contractor by Camelot.

         5.7 Camelot shall pay to the Contractor a charge of L.16,025 for any printing delay caused by or at the request of Camelot, once Working Papers have been signed and the press date has been established. Camelot shall pay to the Contractor a charge of L.22,435 for any printing cancellation at the request of Camelot, once Working Papers have been signed and the press date has been established. The total of these sums shall be in full settlement of such delay and/or cancellation, as the case may be.

         5.8 Prior to the expiration of this Agreement, the Contractor will produce a minimum of 50,000,000 Tickets for Camelot printed in the UK. In the event that the Contractor fails to do so, Camelot will have the option of purchasing up to 50,000,000 Tickets from a UK printer notwithstanding the exclusivity requirements of this Agreement.

         5.9 Prices in Schedule 2 will apply to the game "Pigs Might Fly" being printed by the Contractor in May 1996. On or before 31 December 1996, the Contractor will reimburse or credit Camelot for the difference in price between the price set forth on
                 Schedule 2 and the price charged for this game in its Working Papers.

6.       TITLE

         6.1 Title to Tickets supplied to Camelot shall pass on receipt of the consignment by the Contractor's shipping agent provided that the Contractor shall be responsible for delivery of such consignment to Camelot's Northampton warehouse in accordance with Clause 4.1 and shall bear all risks in connection therewith.

7.       WARRANTIES BY CONTRACTOR AND LIABILITY

         7.1     The Contractor warrants and undertakes to Camelot that:

                 (a) it shall use all reasonable care and skill in supplying the Tickets and acknowledges that Camelot is relying on the Contractor to supply Tickets fit for the purpose referred to in Clause 7.1c;

                 (b) that the Tickets shall be printed in facilities appropriate to the instant lottery printing industry which operate with security systems, conditions and procedures appropriate to the instant lottery ticket printing industry and that the Contractor shall comply in all respects with Condition 15 of the First Running Licence relating to secure areas;





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                 (c)      Tickets supplied to Camelot under this Agreement
                          shall:

                          (i) be of merchantable quality and fit for the purpose of being issued, distributed, sold and used as scratch off instant lottery Tickets in the Lottery;

                          (ii) be free from defects in design, material and workmanship;

                          (iii) conform to the specification in the Working Papers (and to the instant validation algorithm referred to in Clause 19 hereof);

                          (iv) be manufactured using that manufacturing process described in Schedule 6 hereto which describe the manner of manufacture of Tickets heretofore manufactured by the Contractor. This process may be changed only after samples produced using any such revised process have been previously approved by Camelot in writing and the provisions of Clause 5.5 shall apply;

                                  and

                          (v) comply in all respects with all statutes, statutory rules, orders, codes and regulations which may be in force from time to time in so far as any of these relate to the manufacture or transportation of Tickets or to the performance by the Contractor of any of its obligations hereunder.

         7.2 In order to check that the Contractor is complying with its obligations pursuant to this Agreement including in particular complying with the specification in the Working Papers, Camelot or its nominated agents shall have the right (A) to inspect and/or carry out inventories of Tickets at the manufacturing facilities of the Contractor upon giving reasonable notice to the Contractor; (B) to inspect, examine and test plant and machinery and materials used in the manufacture of the Tickets; (C) audit the quality control process; and (D) audit the security procedures. No such inspection, examination, testing or audit shall in any way release the Contractor from any of its obligations under this
                 Agreement.   The cost of conducting all inspections and audits
                 described in A, B, C, and D above shall be borne by Camelot. If any inspections, audits, or tests are made by Camelot or by the Contractor as a result of these changes by the Contractor to processes or plant, then the cost and expenses attributable to the visit(s) to the Contractor's plant (subject to verification thereof) will be borne by the Contractor.

         7.3 Camelot shall be entitled to carry out random sample testing of any consignment of Tickets delivered to Camelot to ensure that Tickets therein comply in all respects with the specification in the Working Papers. If a single ticket in any pack within a consignment fails to conform to the specification Camelot shall be entitled to reject the entire pack. Camelot shall be entitled to recall any Tickets which have been distributed by Camelot to its agents for sale to the public if, after delivery to Camelot, any such Tickets are determined by Camelot to be defective.





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         7.4     Without prejudice to any other rights of Camelot hereunder, the Contractor undertakes to Camelot that the Contractor shall either:

                 i. promptly replace any defective Tickets, at Camelot's option for a period of one hundred and twenty (120) days from the date of delivery of such Tickets to Camelot's Northampton warehouse and provided always that Camelot shall promptly notify Contractor of the specific problem or defect and the consignment number or batch number of the defective Tickets; or

                 ii alternatively, at Camelot's option, the Contractor shall give a refund or credit for the cost of the defective Tickets and shall reimburse Camelot's own costs and expenses (subject to verification thereof) incurred in connection with recalling or preventing the distribution or sale of such defective Tickets to third parties.

                 Without prejudice to the foregoing provisions of this Clause, at no time will Camelot exercise its option under 7.4i unless the quantity of defective Tickets is five million or more. Where the quantity of defective Tickets is less than five million, 7.4ii will therefore prevail.

         7.5 Notwithstanding Clause 7.4, the Contractor shall not be obliged to replace any defective Tickets after delivery to Camelot if the Contractor proves that the defect or damage to the Tickets has been caused by any of the following causes not attributable to the Contractor, its suppliers, sub-contractors or agents: act or omission of Camelot or its suppliers, sub-contractors or agents, theft from Camelot's Northampton warehouse (or following delivery to Camelot's Northampton Warehouse), accident, neglect, abuse, misapplication, incorrect storage or acts of nature or man (other than normal wear and tear).

         7.6 The Contractor shall at its own expense be responsible for the destruction of any defective Tickets notified by Camelot to the Contractor. This responsibility shall include the collection of such Tickets if so required by Camelot.

8.       INTELLECTUAL PROPERTY RIGHTS

         8.1 Copyright in any work carried out by the Contractor under this Agreement shall be the property of Camelot and the Contractor shall take all such steps as may be required to vest ownership thereof in Camelot.

         8.2 Camelot shall at its own expense carry out a trademark search in the United Kingdom of all names selected for any instant lottery games. Camelot shall at its discretion decide if the selected names are satisfactory.

         8.3 Save as provided in Clause 8.4, if the Contractor wishes or is required to pay a royalty to a third party for the use of that third party's intellectual property in connection with the manufacture or supply of Tickets the Contractor shall:

                 (a) ensure that it obtains such sublicence as may be required by Camelot to enable the Tickets to be distributed and sold in the Lottery;

                 (b)      pay the costs of such royalty payment itself.





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         8.4     If Camelot wishes to use a third party's trademark, design right or copyright in any name or ticket design for an instant lottery ticket game, Camelot shall procure that the third party licenses Camelot on terms acceptable to Camelot and Camelot shall be responsible for paying any royalty to the third party.

9.       INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

         9.1 The Contractor warrants and undertakes to Camelot that the use by Camelot in accordance with this Agreement of the Intellectual Property Rights (if any)licensed to Camelot and the provision and use in accordance with this Agreement of such goods and services as are provided to Camelot under this Agreement shall not constitute an infringement of the Intellectual Property Rights of any third party.

         9.2 Conditional upon Clause 9.3 and 9.4 the Contractor shall defend, hold harmless and indemnify Camelot against all damages awarded against Camelot as a result of any action brought against Camelot and any amount paid by Camelot as a result of a settlement of such an action by Camelot to the extent that such action is based upon a complaint that the provision and use in accordance with this Agreement of such goods and services as are provided to Camelot by the Contractor under this Agreement constitutes an infringement of the Intellectual Property Rights of any third party (an "IPR Claim") and against any reasonable costs and expenses incurred in the course of defending an IPR Claim.

                 The Contractor shall not be liable for actions taken at the instruction of Camelot after the Contractor has expressed written reservations to such actions. Camelot shall promptly notify Contractor in the event of an IPR Claim so that Contractor shall be permitted to provide timely defense of such IPR Claim.

         9.3     Camelot agrees that:

                 9.3.1 it shall immediately notify the Contractor of any IPR Claim of which it has notice,

                 9.3.2 it shall not make any admission as to liability or agree to any settlement of or compromise any IPR Claim without the prior written consent of the Contractor.

         9.4 Nothing in Clause 9.2 shall relieve Camelot of its obligation to mitigate to the extent reasonable any loss, damages, costs and expenses arising as a result of any IPR Claim.

         9.5 The Contractor (or any person acting on behalf of or authorised by the Contractor) shall, at its own expense, be entitled to have sole conduct and control of and/or settle all negotiations and litigation arising from any IPR Claim and Camelot shall, at the Contractor's request and expense, promptly give the Contractor all reasonable information in connection with those negotiations and litigation.

         9.6 Without prejudice to Clause 9.2, in connection with any IPR Claim, the Contractor may at its own expense:

         9.6.1 procure the right for Camelot to continue to use the Intellectual Property Rights (if any) licensed under the provisions of this Agreement and such goods and services as are provided to Camelot by the Contractor under this Agreement in accordance with this Agreement; or

         9.6.2 with the prior written consent of Camelot, modify the goods or services or replace the goods or services and or any parts thereof with goods or services of the same or superior quality so as to avoid the infringement or alleged infringement but maintaining compliance of the specification with the Running Licence and any other request of OFLOT.

         9.7 The Contractor shall have no liability for any third party claim concerning infringement of any Intellectual Property Rights except as expressly provided by this Clause 9.

         9.8 This Clause 9 shall survive the expiration or earlier termination of this Agreement until the expiry of the relevant statute of limitation which may apply to any claim hereunder.

9A.      PRINTING OF CONTRACTOR'S NAME ON TICKETS

                 In consideration for Camelot permitting the Contractor to print its name on the back of Tickets, in a manner pre-approved in writing by Camelot and subject always to any instruction or direction to the contrary which OFLOT may give from time to time, the Contractor agrees to pay Camelot the sum of L.5,000. TDLR in furtherance of the services contemplated in Clause 34 hereof will invoice this amount to the Contractor on behalf of Camelot and Camelot will in turn invoice TDLR, plus any applicable VAT.

10.      CONFIDENTIALITY

         10.1 As used herein, "Property" means all formulae, processes, tools, developments, inventions, products and components thereof, and all commercially valuable things (including without limitation hardware and software) directly or indirectly provided under or in connection with this Agreement.

         10.2 As used herein, "Confidential Information" means all information of a confidential nature (including, without limitation, all trade secrets, financial, operating, economic, technical, engineering, programming and other technical, commercial and lottery know-how) and any copies or records thereof, whether presented orally or in writing, in any medium, directly or indirectly disclosed by either party to the other pursuant to or in connection with this Agreement (including but not limited to all negotiations preceding this Agreement), provided that said information is descriptive or used or useful in connection with the creation, development, modification, production, testing, maintenance, marketing or other use of Property. "Confidential Information" shall not include information which is:

                 (a) in the public domain otherwise than in circumstances giving rise to a breach of the terms of this Agreement or the earlier agreement between the parties dated June, 1995;

                 (b) already known to the recipient at the time that said information is disclosed by the disclosing party provided that said knowledge is documented by records in the disclosing party's possession predating such disclosure;

                 (c) subsequently received by the recipient in good faith from a non-party to this Agreement who has the prior right to make such subsequent disclosure;

                 (d) approved in writing for unrestricted release or unrestricted disclosure by the recipient; or

                 (e) developed independently by the recipient other than from information disclosed by the disclosing party or disclosed in breach of any of the obligations contained in this Clause 10.

         10.3 The recipient hereby acknowledges that all Confidential Information is vital to the disclosing party's business and success. Therefore, the recipient agrees that it shall at all times keep all Confidential Information in the strictest of confidence. Camelot further agrees that, without the Contractor's prior express written consent, it shall never disclose, directly or indirectly, in whole or in part, alone or in conjunction with others, any Confidential Information to anyone, other than its shareholders or the employees or advisers of any of them with a need to know such Confidential Information for purposes contemplated by this Agreement, or to any third party retained to provide services to Camelot in connection with this Agreement provided that such third party needs to know such Confidential Information and executes a confidentiality agreement with the Contractor in a form approved by Camelot prior to the disclosure of any Confidential Information to said third party and provided that Camelot shall, at the Contractor's expense, provide the Contractor with details of all Confidential Information which is disclosed to such third party and shall assist the Contractor in procuring the destruction or return of all documents and other material in the possession, custody or control of such third party that bear or incorporate any such Confidential Information when it is no longer necessary for the third party to possess or have custody or control of such documents and other material.

         10.4 Notwithstanding Clause 10.3, Camelot shall be entitled to produce or disclose Confidential Information as required by applicable law, regulation or court order or by any regulatory body including OFLOT or stock exchange provided that Camelot has (if reasonably practicable) given the Contractor prior written notice of such request such that the Contractor has an opportunity to defend, limit or protect such production or disclosure.

         10.5 Subject to Clause 10.3 and 10.4, each recipient further agrees that neither it nor any of its employees shall in any way (directly or indirectly, in whole or in part, alone or in conjunction with others) disclose, use or copy in any medium any Confidential Information without the disclosing party's prior specific written authorization. Any authorized reproduction, in whole or in part, in any medium, of documents or other media containing Confidential Information made by the disclosing party shall bear any copyright, trademark, patent and other proprietary notices appearing on the original.

         10.6 Each recipient shall take all reasonable measures to protect the confidentiality of Confidential Information. Without limiting the foregoing, and in addition to any requirements set forth in this Clause 10, the recipient shall employ security measures and a degree of care regarding Confidential Information which are at least as protective as those employed by the recipient regarding its own proprietary property and confidential information.

          10.7 Without prejudice to Clause 24, the recipient undertakes within seven (7) days of a written request of the disclosing party in the event of a material breach of this Clause 10 by the recipient or on termination of this Agreement whichever is earlier and at the option of the disclosing party:

                 10.7.1 promptly to return to the disclosing party all relevant Property (to the extent that such Property was supplied by or on behalf of the disclosing party to the recipient and to which the recipient does not have title), documents and other material in its possession, custody or control that bear or incorporate any of the disclosing party's Intellectual Property Rights or Confidential Information; or

                 10.7.2 promptly to destroy by shredding or incineration all documents and other material in its possession, custody or control which bear or incorporate any part of the disclosing party's Confidential Information and to certify to the disclosing party that this has been done.

         10.8 In the event that the recipient is obliged to return Property, documents and other material to the disclosing party pursuant to Clause 10.7 as a result of (i) a breach of this Clause 10 or (ii) termination of this Agreement as a result of a revocation of Camelot's Running Licence and/or any Promotion Licences other than due to the fault of the Contractor, such return shall be at the recipient's cost (as the case may be). In all other circumstances such return shall be at the disclosing party's cost.

         10.9 This Clause 10 shall without time limitation survive the expiration or termination of this Agreement.

11.      COMPLIANCE WITH RUNNING LICENCE

         1 1.1   The Contractor acknowledges:

                 11.1.1 that it has read and understands the provisions of the Running Licence; and

                 11.1.2 that Camelot is relying upon the Contractor (amongst others) to perform its obligations under this Agreement in such a way as to enable Camelot to comply with the requirements of the Running Licence; and

                 l 1.1.3 that Camelot is responsible to OFLOT for any act or omission of the Contractor and their respective sub-contractors or suppliers, which affect compliance with the Running Licence.

         11.2 The Contractor shall (insofar as the requirements of the Running Licence relate to and are connected with the goods and services provided or to be provided by the

                 Contractor under this Agreement) use its best endeavours to enable Camelot to comply with the requirements of the Running Licence, in each case taking into account any particular requirements of or determination by OFLOT.

         11.3    Without in any way limiting the generality of Clause 11.1 and
                 11.2 above, the Contractor agrees that it will provide OFLOT from time to time with such information and such access to premises, books, accounts, records and other items referred to in condition 22(1) and condition 22(3) of the Running Licence and employees as may enable OFLOT to satisfy itself in the way envisaged in conditions 22(1) and 22(3)(a) and (b) of the Running Licence (insofar as any of the same relate to and are connected with the goods and services provided or to be provided by the Contractor under this Agreement) and shall use its best endeavours to procure the provision of like information and access to its sub-contractors and suppliers, as in all cases OFLOT from time to time may require in order to satisfy the requirements of the Running Licence

         11.4 Without limiting the generality of Clauses 11.1 and 11.2, the Contractor shall take all appropriate steps including without limitation the measures listed in paragraph 2 of condition 14 of the Running Licence (insofar as they relate to and are connected with the goods and services provided or to be provided by the Contractor under this Agreement) to enable Camelot to comply with condition 14 of the Running Licence.

         11.5 The Contractor shall establish and maintain to Camelot's reasonable satisfaction adequate systems of control over all applicable operations comprised in its business in relation to the matters referred to in condition 22(5) of the Running Licence and shall use its best endeavours to procure parallel obligations from those sub-contractors and suppliers whom OFLOT is required to approve under the Running Licence.

         11.6 The parties shall promptly establish and implement a procedure pursuant to which the Contractor shall provide details of its connected parties and changes in such connected parties and procure relevant undertakings to be given to OFLOT so as to enable Camelot to comply with its obligations under condition 24 of the Running Licence.

         11.7 Without limiting the generality of Clauses 1.1.1 and 11.2, the Contractor shall use its best endeavours to procure that each of its agreements with its sub-contractors and suppliers (insofar as the same may be involved in the supply of goods and services provided or to be provided by the Contractor under this Agreement) (together "Sub-Contractors") contains provisions as between the Contractor and the said Sub-Contractors in like terms as those contained in this Clause 11 and Clauses 24 (Termination) and 29 (Assignment and Subcontracting) and shall use its best endeavours to procure that each Sub-Contractor imposes a like obligation upon each of its Sub-Contractors in respect of their own sub-contracts and supplier agreements.

12.      PRIZE GUARANTEES

         The Contractor shall submit with each game to Camelot's Internal Audit Manager and Instant Tickets Logistics Manager an audit letter relating to the production of each game signed by a major international firm of accountants acceptable to Camelot and in the form specified in Schedule 4. The value of the prizes in the Tickets delivered for each game shall be within +/- 1.0% of the expected value for the quantity delivered based on the prize structure in the approved Working Papers for each game.

13.      SECURITY ANALYSIS AND REPORT

         13.1 The Contractor shall provide Camelot with a ticket risk assessment report six months after the date of signature of the Agreement and every six months thereafter. The report shall analyse the strengths and weaknesses of the current technology of the Contractor (including the manufacturing process and the tickets) having regard to the instant lottery ticket printing industry and current technological developments intended to enhance ticket security.

14.      SECURITY BREACH

         14.1 The Contractor shall conduct regular security checks during its manufacturing and delivery process to include (but not be limited to) the items listed in Schedule 5. If the Contractor discovers any breach of security (including but not limited to theft or disappearance of any paper stock, tickets, waste, merger tapes, program tapes or the like) it shall immediately notify Camelot's Director of Security by telephone of such breach and thereafter shall also provide Camelot with written notification of the breach and describe the remedial steps to be taken which shall be to the satisfaction of Camelot.

         14.2 Without prejudice to the Contractor's obligations under this Agreement, Camelot shall be entitled to require the Contractor to provide additional or alternative security, subject always to agreement upon the costs thereof.

15.      ACCOUNTING RECORDS

         The Contractor shall maintain all ticket validation, financial and accounting records and other evidence relating to the Contract and the performance of its obligations hereunder (collectively referred to in this Clause as the "records"). The Contractor shall maintain financial and accounting records in accordance with generally accepted principles of accounting acceptable to the Contractor or as specified by Camelot.

         The Contractor shall make the records available to Camelot and such other persons as they may decide for inspection subject to Camelot giving not less than 5 working days' notice thereof where practicable. The Contractor shall preserve such records for three (3) years from the date of the final payment due under the Contract and any extension thereof.

16.      TICKET PURCHASE AND PRIZE PAYMENT RESTRICTIONS

         16.1 The Contractor shall procure that none of its directors, officers or employees shall participate in or purchase any ticket or receive any prize in any instant ticket game of the Lottery.

         16.2 The Contractor shall notify Camelot promptly upon signature of this Agreement with the names and addresses of its directors and officers and such of its employees as shall be involved in fulfilling the Agreement and shall promptly advise Camelot of any changes in such details.

17.      FIELD SERVICE REPRESENTATIVE

         The Contractor shall at its own cost nominate a field service representative who shall be the coordinating contact with Camelot. The field service representative nominated shall be suitably experienced in instant lottery ticket games in order to be able to respond promptly to Camelot's requests. The Contractor shall promptly replace the field service representative within 10 days of Camelot's requesting the Contractor so to do.

18.      COMPUTER GRAPHICS CO-ORDINATION

         The Contractor shall supply at its own expense at Camelot's premises at Watford a duplicate of its colour printer used for ticket design in the Contractor's design facility, for use in connection with the Contractor's work for Camelot. Camelot acknowledges receipt of such colour printer. At the end of the term of this Agreement the printer will become the property of Camelot.

19       INSTANT TICKET ALGORITHM

         The Contractor shall use the instant validation algorithm to produce the low and high tier record and the validation and bar code data on each ticket in accordance with the algorithm. The algorithm which is a proprietary item of GTECH Corporation, West Greenwich, Rhode Island, USA ("GTECH") has been provided to the Contractor who has signed a non-disclosure agreement with GTECH.

20.      MARKETING SERVICES

         20.1 During the Agreement the Contractor shall co-operate with Camelot in discussing marketing plans and strategies for Tickets and providing marketing assistance.

         20.2 At the beginning of each financial year of the Agreement the Contractor shall provide a marketing plan which is subject to discussion and amendment by Camelot and which may or may not be adopted by Camelot.

21.      RETAILER TRAINING

         The Contractor shall, at its own cost, co-operate and assist Camelot in developing and providing training programs for retailers of Tickets if they so request.

22.      LOTTERY ANCILLARY ACTIVITIES

         22.1 In this Clause 22 "lottery ancillary activities" shall have the meaning set out in condition 4 of the Running Licence but subject always to the limitation in Clause 22.6.

         22.2 The Contractor shall not undertake or cause or knowingly permit any other person to undertake any lottery ancillary activities without the prior written consent of OFLOT, which consent shall be sought by Camelot after consultation with the Contractor.

         22.3 In the event that OFLOT shall give its prior written consent in accordance with Clause 22.2, the Contractor shall provide Camelot with an annual report of all lottery ancillary activities undertaken by it within three months after the end of that year.

         22.4 If, at any time, OFLOT requires Camelot to stop any lottery ancillary activities of the Contractor then carried on in whole or in part by the Contractor which, in OFLOT's opinion, jeopardise or may jeopardise any aspect of the operations of the Lottery, the Contractor shall on written notice given by Camelot to the Contractor cease and shall cause or procure (so far as it is able) any sub-contractor to cease such lottery ancillary activities forthwith.

         22.5 The Contractor shall use all reasonable endeavours to impose such like obligations to those contained in the foregoing Clause 22.2 to 22.4 upon any sub-contractor or supplier to whom the Contractor may sub-contract or delegate from time to time the performance of any of its obligations under this Agreement and shall use all reasonable endeavours to procure that the sub-contractor shall, in turn, impose such like obligations upon any further sub-contractor to whom the sub-contractor may subcontract from time to time the performance of any of its obligations under the subcontract.

         22.6 It is recognised by the parties that the use or supply of equipment or services in the course of the Contractor's or its sub-contractor's or supplier's trade or business shall not constitute a lottery ancillary activity, notwithstanding that such equipment or services may be used or supplied by the Contractor or its contractors or sub-contractors or suppliers in connection with the Contractor's performance of its obligations under this Agreement.

         22.7 Without prejudice to Clause 22.6 should there be any doubt or difference between the parties as to whether an activity constitutes a lottery ancillary activity, Camelot shall, if reasonably practicable, consult with OFLOT upon the matter.

23.      CHANGE CLAUSE

         23.1 The parties acknowledge that they have entered into this Agreement on the basis of the Running Licence and the application submitted by Camelot to run the Lottery. In the event of OFLOT making any changes to the Running Licence or the functional specification as contemplated in condition 17.6 of the Running Licence, or imposing any other requirements on Camelot which result in or necessitate any material change(s) to the nature, scope, specifications, implementation (including the timing of any such implementation) acceptance, testing or certification of any of the goods or services to be supplied by the Contractor to Camelot under this Agreement, Camelot shall advise the Contractor of this fact in writing ("Change Proposal"). The Contractor shall promptly evaluate and advise Camelot on the proposed changes (including without limitation the technical feasibility and commercial viability of any such changes, any impact on the terms of this Agreement, in particular the timing of the implementation and/or delivery of goods or services as originally contemplated under this Agreement and the costs of implementing such changes). After consulting with the Contractor and agreeing amendments to the Change Proposal and, subject to such Change Proposal being technically feasible, Camelot may then order the Contractor to implement such Change Proposal ("Change Order") irrespective of whether the cost of implementation has been agreed, subject to the provisions of Clause 23.3.

         23.2 The Contractor shall promptly implement any Change Order issued by Camelot in accordance with Clause 23.1.

         23.3 Camelot shall pay the Contractor any additional costs as are reasonably and properly incurred by the Contractor (other than those arising as a result of the termination required by OFLOT of any lottery sub-contract with the Contractor's suppliers and sub-contractors) in providing goods and services under this Agreement as a result of a Change Order subject always to the Contractor bearing up to L.10,000 worth of such additional costs as are reasonably and properly incurred in any 12 month period arising in connection with Change Orders. In the event of the Contractor and Camelot failing to agree on the costs of any Change Order the matter may be referred at any time by either party to an expert whose decision shall be final and binding.

                 The expert shall be appointed by agreement between the parties or failing agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales. The terms of appointment of the expert shall include the right to make an award of costs as he considers just and equitable. The parties hereby undertake to supply the expert with all such assistance, documents and information as he may reasonably require for the purpose of his determination. The parties do not intend the reference to an expert to constitute an arbitration within the scope of any arbitration legislation and agree the expert's decision is not a quasijudicial procedure and that the parties shall have no right of appeal against the expert's decision.

         23.4 In the event that the Contractor considers any change(s) the subject of a Change Proposal above to be technically unfeasible or commercially unviable the Contractor and Camelot shall consult and Camelot shall then consult with OFLOT with a view to agreeing with OFLOT changes that are technically feasible or commercially viable.

         23.5 Any Change Order shall vary the provisions of the Agreement which shall otherwise continue to bind both parties.

         23.6 The provisions of this Clause 23 shall be without prejudice to any liability of either party arising from any breach of this Agreement by any party to this Agreement prior to any Change Order.

24.      TERMINATION AND BREACH

         24.1 Without prejudice to the provisions of Clause 29.4, in the event that the Running Licence (or any other Running Licence subsequently granted to Camelot or a Camelot Group undertaking) and/or Promotion Licences granted to Camelot or a Camelot Group undertaking from time to time subsequently expire, are terminated or revoked without new licences being granted or awarded to any Camelot Group Company such that the Camelot Group Undertaking does not hold a Running Licence and at least one Promotion Licence, then (subject to Clause 24.4) this Agreement shall terminate immediately.

         24.2    In the event that:

                 24.2.1 the Contractor fails to deliver any consignment of Tickets within thirty (30) days of the date specified in the Working Papers therefor;

                 24.2.2 the Contractor commits a material breach of its obligations under this Agreement and (if the breach is capable of remedy) fails to remedy such breach within thirty (30) days of written notice from Camelot specifying the nature of the breach; or

                 24.2.3 the Contractor commits a persistent material breach of its obligation under this Agreement, where any material breach which, though remedied on each occasion, is repeated three times in two calendar months will be deemed to be a persistent material breach; or

                 24.2.4     the Contractor suffers an Insolvency Event;

                 24.2.5 Force Majeure preventing or delaying the Contractor from performing its obligations under this Agreement exceeds 30 days then (subject to Clause 24.4)

                 Camelot shall be entitled to terminate this Agreement forthwith by written notice to the Contractor either in whole or in so far as it relates to specified goods or services.

         24.3 In the event that OFLOT requires in the exercise of its functions under the National Lottery Act that this Agreement be terminated, this Agreement shall, on receipt by the Contractor of written notice from Camelot of OFLOT's decision, terminate forthwith or within such period OFLOT may specify. For the avoidance of doubt such termination shall not of itself constitute a breach of this Agreement by any party to this Agreement (subject to Clause 24.4).

         24.4 Any termination of this Agreement under this Clause 24 shall not affect any accrued rights or liabilities of any of the parties nor shall it affect the coming into force or continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

         24.5 Camelot shall not be liable for special, indirect or consequential losses or expenses suffered by the Contractor howsoever arising, including without limitation loss of anticipated profits, goodwill, reputation, business receipts or contracts, or any losses whatsoever resulting from loss of use, data or profits, or any damages suffered by the Contractor as a result of a third party claim for any such special, indirect or consequential losses or expenses arising out of or in connection with this agreement, whether in an action of contract, tort (including negligence) or otherwise, provided that the foregoing shall not affect the duty (subject to the provisions of this Agreement) of Camelot to pay for Tickets supplied by the Contractor and accepted by Camelot.

 25.     FORCE MAJEURE

         25.1 Neither Camelot nor the Contractor shall be liable for any delay in performing any obligation hereunder for any cause beyond its reasonable control, including but not limited to strike and labour disputes, accidents, war, invasion, riot, rebellion, civil commotion, insurrection or any act or judgment of any court granted in any legal proceeding, fire, wind, lightning, explosion, volcanic eruption, compliance with any law or governmental order, rule, regulation or direction, shipping accidents and freight embargoes, but not including faults or delays in deliveries from its sub-suppliers or faults or delays by its sub-contractors in providing service unless such faults or delays arise as a result of circumstances beyond the reasonable control of such sub-suppliers and sub-contractors such as those cited above ("Force Majeure") provided that the party claiming the benefit of this Clause 25.1 shall have taken all reasonable precautions to avoid and shall take all reasonable steps to minimise the effect of the event of Force Majeure.

         25.2 If either Camelot or the Contractor is delayed in performance or fails to perform due to Force Majeure, the party claiming delay or failure shall give the other party, in writing at the earliest possible time, written notice of its claim for an extension of time, together with a statement of the facts upon which it bases its claim. If the causes of the delay or failure to perform are agreed to be beyond the reasonable control of the party claiming delay or failure to perform, the other party shall grant reasonable extension(s) of time not exceeding 30 days in the case of delays by the Contractor for completion of the performance of its obligations under this Agreement or any part thereof, provided that all reasonable action has been taken by the delayed party to prevent such delay or failure to perform from extending the time for completion its obligations hereunder. If the delay caused by Force Majeure exceeds 30 days Camelot shall be entitled to terminate the Agreement forthwith pursuant to Clause 24.2.5.

         25.3 Notwithstanding any other provision of this Agreement, with effect from the occurrence of an event of Force Majeure as a result of which the Contractor is unable to supply Tickets to Camelot, Camelot shall be entitled to seek and contract for supplies from a third party, until the event of Force Majeure shall have ceased.

26.      NOTICES

         26.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or by courier or sent by registered post (air mail if overseas) or by telefax (with a copy duly sent by registered post at the same time), to the party due to receive the notice marked for the attention of the person or persons and to the address or telefax number specified in Clause 26.2 (with if applicable, a copy of such notice at the same time being delivered or sent in accordance with this Clause to the person or persons at the address or telefax number specified in Clause 26.2) or for the attention of such other person or persons and/or to such other address or telefax number and/or copied to such other person or persons as the relevant party may from time to time specify by notice in writing to the others.

         26.2 The address and telefax number of each of the parties and the person or persons for whose attention each notice or other communication should be marked are as follows:

                 26.2.1     Scientific Games Inc
                            1500 Bluegrass Lakes Parkway
                            Alpharetta Georgia 30201 USA

                            Telefax: 001-770-343-8798
                            For the attention of: Company Secretary

                 26.2.2     Camelot Group plc
                            The National Lottery
                            Camelot
                            Tolpits Lane
                            Watford WD1 8RN

                            Telefax: 44 (0)-1923-425100
                            For the attention of: Group Solicitor

         26.3 Any notice or other communication delivered or sent in accordance with Clauses 26.1 and 26.2 shall be deemed to have been duly given:

                 26.3.1 if delivered personally or by courier, at 10 am local time in the place of receipt on the first
                            (1st) Business Day after being left at the address referred to in Clause 26.2;

                 26.3.2     if sent by mail other than air mail, on the third
                            (3rd) Business Day after posting it;

                 26.3.3 if sent by air mail, on the eighth (8th) Business Day after posting it;

                 26.3.4 if sent by telefax, at 10 am local time in the place of a receipt on the first (1st) Business Day after completion of its transmission.

27.      SEVERABILITY

         The parties acknowledge that the provisions contained herein (including without limitation any relating to Confidential Information) are required for the reasonable protection of the business interests of the parties. The illegality, invalidity or unenforceability of any provision of this Agreement under any applicable law shall not affect its legality, validity or enforceability under any law of any other jurisdiction nor the legality, validity or enforceability of any other provision, and to this end the provisions hereof are declared to be severable.

28.      SCOPE OF THE AGREEMENT: AMENDMENTS

         28.1 This Agreement and the other documents referred to in this Agreement shall constitute the entire agreement between the parties relating to the subject matter thereof and expressly exclude any warranty, condition or other undertaking implied by law or by custom and supersede all previous such agreements and understandings between the parties with respect thereto and each of the parties acknowledges and confirms that it does not enter into this Agreement in reliance upon any representation, warranty, condition or undertaking not expressly set out in the provisions of this Agreement or any of the documents referred to in this Agreement. That certain Instant Lottery Tickets Supply Agreement, dated June 1995, among Camelot, Contractor and Thomas De La Rue Limited is hereby terminated.

         28.2 Save as otherwise expressly provided in this Agreement, no variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of both parties.

 29.     ASSIGNMENT/SUB-CONTRACTING

         29.1 The Contractor agrees that it shall not assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement to any person ("Person") without the prior written consent of the other party (which shall not be given unless OFLOT shall have first approved the Person pursuant to its powers under condition 6 of the Running Licence) and provided that (subject always to the prior approval of OFLOT as aforementioned) Camelot shall be entitled to assign its rights and obligations under this Agreement to a group undertaking of their respective entities.

         29.2 The Contractor shall not be entitled to sub-contract the performance of any of its obligations under this Agreement to any third party without the prior written consent of Camelot and such consent is subject to OFLOT's approval. If such consent and approval are obtained the Contractor shall nevertheless remain fully responsible and liable for the performance of all its obligations under this Agreement. In particular (but without limitation to the generality of the foregoing) the Contractor undertakes to ensure that any third party to whom the performance of any of its obligations is sub-contracted is made aware of and complies with the obligations of confidentiality set out in Clause 10 of this Agreement. The Contractor shall make available to Camelot on request at intervals of not greater than six months (or such shorter period as OFLOT may require) a list of the names and addresses of sub-contractors appointed by the Contractor under this clause with details of their responsibilities. The Contractor shall also make available to Camelot details of any other person who may, from time to time, perform any of the obligations of the Contractor under this Agreement.

         29.3 If OFLOT requires in the exercise of its functions under the National Lottery Act that any lottery contract or lottery sub-contract be terminated, the Contractor undertakes that it will on receipt by the Contractor of written notice from Camelot of OFLOT's decision terminate forthwith or within such period as OFLOT may specify any lottery sub-contract (or use all reasonable endeavours to procure the termination of any lottery sub-contract as the case may be). For the avoidance of doubt such termination of itself shall not constitute a breach of this Agreement by any party to this Agreement.

         29.4 If the Running Licence and all of the Promotion Licences granted to Camelot subsequently expire, are terminated or revoked without new licences being granted to Camelot such that Camelot or any Camelot group company does not hold a Running Licence and at least one Promotion Licence, Camelot shall be entitled to assign its respective rights and obligations under this Agreement (including the licences granted hereunder and all Confidential Information) to a third party to which a Running Licence has been granted, commencing on the expiry of Camelot's Running Licence and/or Promotion Licence, provided that such third party enters into a written undertaking with the Contractor to be bound by the terms and conditions of this Agreement in a form reasonably acceptable to the Contractor.


30.      WAIVER

         The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

31.      AUTHORITY

         Each party represents and warrants to the other parties that the execution, delivery and performance of this Agreement by such party has been duly and validly authorised by its Board of Directors, that the person(s) whom execute(s) this Agreement on its behalf is/are duly authorised to do so, and that this Agreement will not contravene the provisions of any applicable law or regulation or of any agreement, indenture or other instrument to which it is a party.

32.      GOVERNING LAW. JURISDICTION AND AGENTS FOR SERVICE

         32.1 This Agreement is governed by, and shall be construed in accordance with, English law.

         32.2 The courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for such purposes, each party irrevocably submits to the jurisdiction of the courts of England. For the avoidance of doubt, nothing shall prevent a party enforcing a judgment obtained in the courts of England against the appropriate party in any jurisdiction.

         32.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

         32.4 Contractor hereby irrevocably appoints Wragge & Co, 55 Colmore Row, Birmingham B3 2AS as its agent for service of legal proceedings in England.

33.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

34.      SERVICES OF TDLR

         TDLR agrees to perform such services as Camelot may request, and as TDLR may agree to provide from time to time in relation to the supply of instant tickets hereunder.




AS WITNESS the hands of the parties or their duly authorised representatives as of the date of signature by the parties.


                                           /s/ William G. Malloy
Signed for and on behalf of               _____________________________________
SCIENTIFIC GAMES INC.                     Signature

                                               William G. Malloy
                                          _____________________________________
                                          Name
                                               President & CEO
                                          _____________________________________
                                          Position

                                               10/JUN/96
                                          _____________________________________
                                          Date Signed

                                           /s/ Peter C. Murphy
Signed for and on behalf of               _____________________________________
CAMELOT GROUP PLC                         Signature

                                               Peter C. Murphy
                                          _____________________________________
                                          Name

                                          _____________________________________
                                          Position

                                             12/JUN/96
                                          _____________________________________
                                          Date Signed


Signed for and on behalf of               _____________________________________
THOMAS DE LA RUE LTD.                     Signature

                                          _____________________________________
                                          Name

                                          _____________________________________
                                          Position

                                          _____________________________________
                                          Date Signed

                                   SCHEDULE 1

                   SPECIFICATION FOR INSTANT LOTTERY TICKETS

The Contractor and Camelot shall agree the Working Papers for each game and the agreed Working Papers shall constitute the Specification for that game.

NOTE: THE MATERIAL HEREIN MARKED BY BRACKETS AND AN ASTERISK HAS BEEN DEEMED CONFIDENTIAL BY SCIENTIFIC GAMES HOLDINGS CORP. AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                   SCHEDULE 2

                        PRICES, QUANTITIES AND DELIVERY

1.   PRICES

Prices for the exact specification of product for each game will be determined from the matrix below.

Notes:

         a) All prices include delivery and insurance to Camelot's warehouse at Northampton via overland truck and ocean freight.

         b)      All prices are in pounds sterling.

         c) All prices are quoted exclusive of UK Value Added Tax and UK customs duties.

         d) Prices for intermediate quantities of tickets not specified on the matrix will be determined by interpolation from the matrix.

         e) The prices are valid until 31st December 1997 and thereafter (in the event that the Agreement is extended) pursuant to Clause 2.3, in accordance with the provisions of Clause 5.4.

         f) The prices are for tickets produced at Contractor's plants in the United States.

         g)      Tickets printed in the UK will not exceed prices below by [*].

         h) The ticket prices below contain two elements, a printing price and a freight price. The freight element of the price for each column is as follows:

                 1.8" x 4.0" - [*]
                 2.0" x 4.0" - [*]
                 3.0" x 4.0" - [*]
                 4.0" x 4.0" - [*]

                 The remainder is the printing price.

                       PRICE MATRIX FOR EXCLUSIVE SUPPLY
                      OF CAMELOT'S INSTANT LOTTERY TICKETS

                 Game Size      1.8 x 4.0        2.0 x 4.0        3.0 x 4.0        4.0 x 4.0
                 ---------      ---------        ---------        ---------        ---------
                25,000,000        [*]              [*]              [*]              [*]
                50,000,000        [*]              [*]              [*]              [*]
                75,000,000        [*]              [*]              [*]              [*]
                80,000,000        [*]              [*]              [*]              [*]
               100,000,000        [*]              [*]              [*]              [*]
               125,000,000        [*]              [*]              [*]              [*]
               200,000,000        [*]              [*]              [*]              [*]
               300,000,000        [*]              [*]              [*]              [*]

NOTE: THE MATERIAL HEREIN MARKED BY BRACKETS AND AN ASTERISK HAS BEEN DEEMED CONFIDENTIAL BY SCIENTIFIC GAMES HOLDINGS CORP., AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


2.       REORDERS

         a) If an order in process (on the press) is increased, the price shall be the price for the total quantity of the tickets ordered.

         b) For orders previously completed (off the press), the reduction to rerun the game as a continuation of the original game:

                          [*] per reorder (using the price matrix for quantity reordered)

3.       OPTIONS

         a) Additional cost per thousand for each additional graphic colour over four or any reduction for colours less than four.

             Additional Colour(s) Price Increase/Colour                 [*] /per 1,000 Tickets

             Reduction of Colour(s) Price Decrease/Colour               [*] /per 1,000 Tickets

             Number of Graphic Colour Stations Available                   8 total graphic colours
                                                                       including display, back and
                                                                                        overprint.

         b) Cost per thousand for perforated stub, with and without image information.

             i)      Without Imaging                                    [*] /per 1,000 Tickets
             ii)     With Imaging                                       [*] /per 1,000 Tickets

         c)  Cost per thousand for die-cut tickets                      [*] /per 1,000 Tickets

         d)  Cost per thousand for scene changes in printing            [*] /per 1,000 Tickets

         e)  Cost per scene for multiple scenes within a game

             i)      Alternative Graphic Scene                          [*] per Scene
             ii)     Alternative Photographic Scene                     [*] per Scene (transparencies provided)

         f)  Cost per thousand for colour pulsing - background
             colour changes within a press run                          [*] per colour change

         g)  Increase in cost per thousand for printing on 0.25
             mm aluminum foil ticket (total board/foil weight
             200-220 g/m2) US equivalent: approx 10 pt.                 [*] /per 1,000 Tickets

         h)  Cost per thousand for insertion into shrink wrapped
             packs.  Cards, retailer instructions, redemption
             envelopes or similar items.                                [*] /per 1,000 Tickets


NOTE: THE MATERIAL HEREIN MARKED BY BRACKETS AND AN ASTERISK HAS BEEN DEEMED CONFIDENTIAL BY SCIENTIFIC GAMES HOLDINGS CORP., AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         i)  Cost per thousand tickets for coloured foil

             i)  Gold                                                   [*]  /per 1,000 Tickets
             ii) Other                                                  [*]  /per 1,000 Tickets


         j) Cost per thousand, if any, for ticket packaging in quantities other than 200.

             The basic ticket price is for 200 tickets, fan folded in packs and each pack wrapped in clear shrink, with top tickets clearly readable, or labelled as to contents. The price differentials associated with packaging tickets in other pack size categories applied to the basic ticket price are as follows:

                     500 tickets per pack:                         subtract [*]  per 1,000 tickets
                     400 tickets per pack:                         subtract [*]  per 1,000 tickets
                     300 tickets per pack:                         subtract [*]  per 1,000 tickets
                     150 tickets per pack:                              add [*]  per 1,000 tickets
                     100 tickets per pack:                              add [*]  per 1,000 tickets


         k)  Cost per thousand, if any additional numbered
             inserts in each pack of tickets (approx 3" x 7"
             ; 3 colour/1 colour)                                       [*] /per 1,000 Tickets

         l)  Cost per thousand for unnumbered inserts in each
             pack of tickets (approx 3" x 7"; 3 colour/1 colour)        [*] /per 1,000 Tickets

         m)  Cost for no omissions games (2" x 4"; 100 million
             tickets only)                                              [*] /per 1,000 Tickets

         n)  Cost for use of a label containing a bar code
             replacing the pack activation card.                        [*] /per 1,000 Tickets

         o)  Other prices:

             1.  Four Colour Process on White Background for Aluminum Foil
                 Tickets.  The basic ticket price does not include printing a four colour process on a white background.  The price
                 differential for printing four colour process on a white
                 background applied to the basic ticket price is
                 as follows:                                          add [*] per 1,000 tickets

             2. Coated Stock for Aluminum Foil Tickets. The price quoted under 3(g) of the Pricing Schedule is for tickets printed on white card stock and aluminum foil laminated, uncoated. The card stock is 10 point and will not curl, separate, or be easily split.



NOTE: THE MATERIAL HEREIN MARKED BY BRACKETS AND AN ASTERISK HAS BEEN DEEMED CONFIDENTIAL BY SCIENTIFIC GAMES HOLDINGS CORP. AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                 The price differential for coated stock applied to the quote under 3(g) of the Pricing Schedule price is as follows:

                         2" x 4"                                      add [*] per 1,000 tickets

             3. Recyclable Ticket Stock. The basic ticket price for a 2" x 4" ticket size assumes the tickets will be printed on standard virgin, white 10 point stock. The price differential to provide other TERRA 2000(R) stocks, applied to the basic ticket price is as follows:



                     12 point, virgin paper                  add [*] per 1,000 tickets
                     10 point, recycled paper                add [*] per 1,000 tickets
                     12 point recycled paper                 add [*] per 1,000 tickets



             4.  Coupons Among Instant Tickets.  The basic
                 ticket price assumes that all tickets within
                 the pack will be instant game tickets. Scientific
                 Games can provide a coupon among the tickets
                 printed in the same size and colours as the
                 regular instant tickets.  The price differential
                 for providing one coupon within 15 consecutive
                 tickets applied to the basic ticket price is
                 as follows:                                          add [*] per 1,000 tickets

             5. Unusual Top Prizes. The basic ticket price includes insurance coverage for prizes for up to [*]. For additional insurance coverage for top prizes, above [*] the price differentials applied to the basic price are as follows:
                                                         The price for insurance
                                                              coverage above [*]
                                                      shall be negotiated at the
                                                       time of request. However,
                                                 it is anticipated that the cost
                                               will be [*] per 1,000 tickets for
                                                   Games with the prizes between
                                                         [*] and [*] and [*] per
                                         1,000 tickets for Games with top prizes
                                                            between [*] and [*].
                                          This supplemental cost will apply only
                                        where such prizes are won on the tickets themselves and not where a symbol on the ticket allows the purchaser merely to become
                                     eligible to win a larger prizes (e.g., as a
                                               participant on a T.V. game show).



NOTE: THE MATERIAL HEREIN MARKED BY BRACKETS AND AN ASTERISK HAS BEEN DEEMED CONFIDENTIAL BY SCIENTIFIC GAMES HOLDINGS CORP. AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



             6.  Accelerated Deliveries.  The basic ticket
                 price assumes that tickets will be delivered
                 on a timely basis, in accordance with the
                 schedule.  To accelerate the delivery of
                 tickets by one day (if available) from the
                 normal schedule, the price differential applied
                 to the basic  ticket price is as follows:            add [*] per day

             7.  Additional Regular Sized Sample Tickets.  The
                 basic ticket price assumes that 250,000 actual
                 size, voided sample tickets will be delivered
                 with each game.  The price differential beyond
                 this number, assuming that the game does not
                 include multiple scenes or varying colours
                 during the production run is as follows:
                                                        the same price per 1,000 tickets
                                                            as the ticket quantity order

             8. Flourescent and/or Metallic Inks. The basic ticket price assumes that flourescent and/or metallic ink will not be applied to the tickets.
                 To include flourescent inks (displays, overprints and/or seal coats) the price differential applied to the basic ticket price is as follows:
                                                 add [*] per square inch of each
                                     ticket per 1,000 tickets if 50% or more  of
                                         each ticket is covered (e.g., 2" x 4" =
                                      8 sq. ins. x [*] = [*] per 1,000 tickets);
                                          add [*] per square inch of each ticket
                                 per 1,000 tickets if less than one-half of each
                                    ticket is covered (e.g., 2" x 4"= 8 sq. ins.
                                                  x [*] = [*] per 1,000 tickets)

            9.   Two Colour Imaging.  The basic ticket price
                 assumes that all imaged data on the tickets
                 within a game will be printed with the same
                 colour of ink jet imager ink.  To include two
                 colour imaging the price differential applied
                 to the basic ticket price is as follows:             add [*] per 1,000 tickets

            10.  Full Ticket Imaging.  Ticket designs which
                 require printing tickets 4-up.  The price
                 differential applied to the basic ticket
                 price is as follows:                                 add [*] per 1,000 tickets



4.       LEAD TIMES FOR DELIVERY OF ORDERS AND REORDERS

         a) The Contractor will ensure that all games ordered will be "on press" within twenty-five (25) calendar days after Working Papers are signed by Camelot and the Contractor, and that the first shipment (50% of tickets) will take place within ten
                 (10) days of the press date.

                 The balance  of the tickets will be shipped within seventeen
                 (17) days of the press date.

                 Shipping time by ocean freight is approximately 17-20 days.

           b) The lead time for reorders of 50 million tickets will be fifteen (15) calendar days plus shipping time of approximately 17-20 days, and the lead time for reorders of 50 to 100 million tickets will be twenty (20) calendar days plus shipping time of approximately 17-20 days,

                 provided that the Contractor receives the reorder from Camelot within thirty (30) days of the date of the last shipment. If Camelot requires the gravure cylinders to be kept for subsequent reorders it shall provide written notice to Contractor of such requirement no more than thirty (30) days following the prior order of tickets for such game.

                                   SCHEDULE 3
                        OBLIGATORY INSURANCE COVER TO BE
                           OBTAINED BY THE CONTRACTOR

1.       EMPLOYERS LIABILITY

         The Contractor shall maintain Employer's Liability Insurance in respect of all its employees for a sum of not less than Five Million Pounds Sterling (L.5,000,000) any one occurrence or series of occurrences. Camelot shall be held harmless from any claims in respect of the operations performed on behalf of Camelot. Camelot shall also be an Additional Insured on the Contractor's policy in respect of the operations performed on behalf of Camelot.

2        PUBLIC LIABILITY INSURANCE

         The Contractor shall maintain Public Liability Insurance in respect of potential liability to third parties arising out of the operations and products of the Contractor. This insurance shall be for a sum of not less than One Million Pounds Sterling (L.1,000,000) any one occurrence, without aggregate, save that in the case of product liability the limit shall be not less than Two Million Pounds Sterling (L.2,000,000) in aggregate. Camelot and its employees shall be Additional Insured on the Contractor's policy in respect of the operations performed on behalf of Camelot by the Contractor.

3        GENERAL INSURANCE

         The Contractor shall maintain insurance cover for normal commercial risks on terms acceptable to Camelot.

         The insurances shall include (in addition to those listed in paragraphs 1, 2 and 4):

         (i) Property damage - premises/equipment/stocks damaged by fire and other perils;

         (ii)    business interruption/financial losses as a result of (i);

         (iii) Printers' Errors and Omissions Insurance with a limit of at least Five Million Pounds Sterling (L.5,000,000) per claim or series of claims. This policy shall indemnify the Contractor in the event of compensation being payable to Camelot or any third party as a result of errors or omissions in the course of the Contractor's business including, but not limited to, such matters as over-redemption of prizes, ticket take back etc. and costs and loss of revenue incurred in connection therewith and copyright or patent infringement actions. The policy will be for the exclusive benefit of Camelot.

         (iv) professional indemnity insurance in respect of advice given pursuant to this Agreement with a limit of at least Five Million Pounds Sterling (L.5,000,000) per claim or series of claims.

4.       INSURANCE FOR TICKETS IN TRANSIT

         The Contractor shall maintain insurance cover for losses of or damage to tickets in transit to Camelot's warehouse in Northampton. The insurance shall be for not less than 110% of the CIF value of each shipment.

                                   SCHEDULE 4

                                  AUDIT LETTER

[LETTERHEAD] DELOITTE & TOUCHE LLP


INDEPENDENT ACCOUNTANT'S REPORT

February 1, 1995

Mr. John Kriz
Vice President, Manufacturing
Scientific Games Inc.
1500 Bluegrass Lakes Parkway
Alpharetta, Georgia 30201

Dear Mr. Kriz:

We have applied the following procedures enumerated below, which were agreed to by Scientific Games' management and The National Lottery (the users), solely to assist the users in evaluating your assertion that United Kingdom Instant Game No. 01 ("Instants") was produced in accordance with certain aspects of the final executed Working Papers and any post-executed changes to such Working Papers between Scientific Games and The National Lottery as specified in the Game Specifications listed in Attachment A and the Prize Structure listed in Attachment B. The sufficiency of these procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the following procedures described below either for the purpose for which this report has been requested or for any other purpose.

1. Judgmentally selected three Imager tapes from the tapes that management advised us were prepared for printing, obtained print images for ten tickets from each tape selected, and determined that the printed images matched the game specifications listed in Attachment A without exception.

2. Read the Imager audit program source code, written by Scientific Games personnel, for the purpose of determining that it correctly identified and counted the data which determined the number and distribution of winning ticket images, and that it verified the game specifications listed in Attachment A without exception.

3. Compared the recorded date and time of the Imager audit source code obtained in Step 2 to the date and time of the compiled version of the source code used in the production of the game tickets and found them to be in agreement.

Mr. John Kriz
February 1, 1995
Page 2


4. Read the Imager audit program results reports for the three Imager tapes selected in Step 1 and proved conformity of such results with the game specifications and prize structure in the final executed Working Papers without exception.

5. Read the font table file reports and agreed the ticket image play data characters in such font table file with the final executed Working Papers without exception.

6. Created and processed test data using the Imager audit program and determined that the program would detect errors in the game ticket images without exception.

7. Read the bar code for ten ticket images from each of the tapes selected using the Bar Code Decoder program written by Scientific Games personnel and proved the readability of the bar code and encryption of the validation number and pack number without exception.

8. Read the Prize Structure Summary Report provided by Scientific Games personnel and compared the Report to the seeding of high level winners as presented in Attachment B without exception.

9. Read a sample of the Quality Assurance checklists for this game, prepared by Scientific Games personnel, and found that ticket images and finished tickets were tested for readability and conformance with the Working Papers without exception.

10. Obtained written representation from Scientific Games management in the form of:

         -       Pre-press Job Control Checklist
         -       Management Representation Letter

         providing us with assurance that the game was produced in accordance with the executed Working Papers and any post-executed changes.

These agreed-upon procedures are substantially less in scope than an examination, the objective of which is the expression of an opinion on your assertion that United Kingdom Instant Game No. 01 ("Instants") was produced in accordance with certain aspects of the final Working Papers and any post-executed changes to such Working Papers between Scientific Games and The National Lottery, as specified in the Game Specifications listed in Attachment A and the Prize Structure listed in Attachment B; accordingly, we do not express such an opinion. We are required to report to you under the provisions of the Statement on Standards for Attestation Engagements No. 3 on Compliance Attestation dated December 1993 that apply to agreed-upon procedures engagements, that had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

Mr. John Kriz
February 1, 1995
Page 3


This report is intended solely for the information of Scientific Games' management and The National Lottery and should not be used by those who did not participate in determining the procedures.

Yours truly,


/s/ Deloitte & Touche LLP

                                  ATTACHMENT A

GAME SPECIFICATIONS

I.       Play style:

         Match any three like amount play symbols and win that amount.

2.       Number of tickets per pack: 200

3.       Number of packs per pool: 1,200

4.       Quality Control Inspection (QCI) window:

         A QCI window appears on each ticket. The 3-digit ticket number is imaged inside the QCI window on the front of each ticket.

5.       Pack-ticket number:

         Format:          2-digit game identification number*
                          6-digit pack number
                          3-digit ticket number
         Example:         01-00000 1-000

                          Pack numbers start at 000001. Ticket numbers run from 000 to 199 within each pack.

                          * The two digit game identification number is (01) for the first 150,000,000 tickets, (71) for the second 150,000,000 tickets, and (91) for the remaining tickets.

6.       Validation number:

         The validation number is made of two segments, one each of ten and four digits. The first segment is an enc~pted validation number, followed by a space. The second segment is an encrypted retailer verification code. The four consecutive digits in the retailer verification code are boxed for clarity.

         Example: 1234S67890 1234

         Validation numbers are unique throughout the game.

7.       Bar code:

         Format:          2-digit game identification number*
                          6-digit pack number
                          1 0-digit encrypted validation data

                          * The two digit game identification number is (01) for the first 150,000,000 tickets, (71) for the second 150,000,000 tickets, and (91 ) for the remaining tickets.

8.       Valid play symbols and captions:

         There are six play spots. Valid symbols and captions are:

                 Symbol                                  Caption
                 ------                                  -------
                 L.1.00                                   -ONE-
                 L.2.00                                   -TWO-
                 L.5.00                                   -FIVE-
                 L.10.00                                  -TEN-
                 L.20.00                                  TWNTY
                 L.50.00                                  FIFTY
                 L.200                                    TWHUN
                 L.1,000                                  -THOU
                 L.50,000                                 FIFTHO


8.       Floating image play area:

         The game "floats".

9.       Patterns:

         - No adjacent losing tickets have identical play symbols in the same locations.

         -       No more than one winner of L.50 or above appears in a pack.

         - No consecutive string of losing tickets in a pack exceeds three times the overall odds of the prize structure, or seventeen consecutive losing tickets.

         -       Four or more like play symbols do not appear on a ticket.

         - Losing tickets contain approximately the following quantities of pairs of play symbols

                       Three pairs of play symbols -        40% of losing tickets
                       Two pairs of play symbols -           40% of losing tickets
                       One pair of play symbols -           20% of losing tickets

         - No ticket has more than one occurrence of three identical play symbols.

         - Losing tickets use the play symbols in the following approximations:

                               L.50,000           10%          L.10.00     5%
                               L.1,000            20%          L.5.00      5%
                               L.200              20%          L.2.00      5%
                               L.50.00            20%          L.1.00      5%
                               L.20.00            10%

                                  ATTACHMENT B

PRIZE STRUCTURE PER POOL:

All amounts below are stated in British Pounds

                                                                         Winners
                                                                     Per Pool of
         Get:                                Win:               240.000 Tickets
         ----                                ----               ---------------
      3 - L.1.00's                           1                            24,000
      3 - L.2.00's                           2                            12,000
      3 - L.5.00's                           5                             4,200
      3 - L.10.00's                          10                            2,400
      3 - L.20.00's                          20                            1,200
      3 - L.50.00's                          50                              120
      3 - L.200's                            200                              20
      3 - L.1,000's                          1,000                             *
      3 - L.50,000's                         50,000                            *
          ----------------------------------------------------------------------
                                                                          43,940



      * Approximately I winning ticket in 2 pools.

      ** Approximately I winning ticket in 10 pools.

PRIZE STRUCTURE PER PACK:

One of the following Mini-Pools is used in each pack of 200 tickets. Approximately 1/4 of the packs use Mini-Pool A; approximately 1/2 ofthe packs use Mini-Pool B; and approximately 1/4 of the packs use Mini-Pool C.

All prize amount and prize values below are stated in British Pounds.

                                  Mini-Pool A               Mini-Pool B              Mini-Pool C
                                  ------------              -----------              -----------

Low-End Prizes:                   Occurs   Value          Occurs   Value            Occurs   Value
---------------                   ------   -----          ------   -----            ------   -----
      1                             18       18               20      20               22     22
      2                             10       20               11      22                8     16
      5                              4       20                3      15                4     20
      10                             0        0                2      20                4     40
      20                             2       40                1      20                0      0
------------------------------------------------------------------------------------------------
                                    34       98             37       9738              98
------------------------------------------------------------------------               --

                                   SCHEDULE 5

                              SECURITY PROCEDURES

The Contractor shall:

-        Maintain plant shift activity reports.

-        Generate and maintain security and safety discrepancy reports.

-        Monitor and control all radio communications

- Maintain a control dispatch station for all security and safety activities.

-        Monitor all intrusion alarms.

- Log all access granted to the building, restricted areas and tape storage vault.

-        Log all denied access occurrences by the card access system.

-        Monitor CCTV screens for unauthorised activities.

- Handle all telephone communications relating to safety and security, controlling the movement of the security patrol force.

-        Ensure the integrity of the control centre as a restricted area.

-        Maintain all.building maps in a current status.

- Notify outside agencies as well as members of the Security Department in the event of an emergency.

- Monitor the card entry system and dispatch security personnel as necessary.

-        Monitor the secure packaging of the product.

- Monitor the secure loading of the product on the freight forwarders's exclusive use containers.

-        Maintain detailed shipping documents.

-        Log the location and use of all ticket stock.

-        Ensure the secure destruction of all waste ticket stock.

                                   SCHEDULE 6

                             MANUFACTURING PROCESS

         The Contractor will follow the manufacturing processes outlined in Sections 3.6.1, 3.6.2, 3.6.3 and 3.6.4 of its proposal to TDLR dated August 23, 1994, describing the manufacture of instant tickets for Camelot.